EXHIBIT 10.1

AMENDMENT TO

ATHEROS COMMUNICATIONS, INC.

2004 STOCK INCENTIVE PLAN

In accordance with Section 20(b) of the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended (the “Plan”), the Plan is hereby amended as follows, effective on October 22, 2008:

1. Section 11(a) of the 2004 Stock Incentive Plan is hereby amended and restated to read in full as follows:

“(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall equitably and proportionally adjust as necessary:

(i)	The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii)	The limitations set forth in Sections 5(a) and (b);

(iii)	The number of NSOs to be granted to Outside Directors under Section 4(b);

(iv)	The number of Shares covered by each outstanding Option and SAR;

(v)	The Exercise Price under each outstanding Option and SAR; or

(vi)	The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.”

To record the amendment of the Plan, Atheros Communications, Inc. has executed this document this 22nd day of October, 2008.

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Bruce P. Johnson
Title:	Assistant Secretary